Exhibit 10.2

AMENDMENT NO. 1

TO

HOLOGIC, INC.

SECOND AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

The following amendment to the Hologic, Inc. (the “Corporation”) Second Amended and Restated 1999 Equity Incentive Plan (the “Plan”), upon recommendation of the Compensation Committee, was approved by the Board of Directors of the Corporation on June 25, 2007, subject to the approval of the stockholders of the Corporation:

1. Section 5, Paragraph (a) is amended by deleting the first sentence of this paragraph and replacing it with the following:

“Effective on the effective time of the merger between the Corporation and Cytyc Corporation pursuant to that certain Agreement and Plan of Merger, dated as of May 20, 2007, by and among the Corporation, Cytyc Corporation and Nor’easter Corp., subject to adjustment under subsection (b), the maximum aggregate number of shares of common stock available for issuance under the Plan is 600,000 shares, plus (A) an annual increase to be made on the first day of each fiscal year equal to the lesser of (i) 2 1/2% of the Issued Shares (as defined below) on the last day of the immediately preceding fiscal year, (ii) 1,000,000 shares, or (iii) an amount determined by the board of directors, plus (B) 4,000,000 shares.”

2. Except as amended hereby, the Second Amended and Restated 1999 Equity Incentive Plan shall remain in full force and effect in accordance with its original terms.

Approved by the Board of Directors: June 25, 2007

Approved by Stockholders: October 18, 2007